Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-282470 on Form S-1 of our report dated April 15, 2025 (December 8, 2025, as to the effects of the reverse stock split described in Note 1 and Note 15), relating to the financial statements of Solidion Technology, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Dayton, Ohio

December 8, 2025